Exhibit 10.2

SOLTA MEDICAL, INC.

2006 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

(FORM OF MARKET STOCK UNIT)

NOTICE OF GRANT

[FIRST_NAME — LAST_NAME]

You (“Grantee”) have been granted an award of market performance-based Restricted Stock Units under the Company’s 2006 Equity Incentive Plan (the “Plan”). The date of this Restricted Stock Unit Agreement (the “Agreement”) is the Grant Date defined below. Subject to the provisions of Appendix A and the Plan, which are attached hereto and incorporated herein in their entirety, the principal features of this award are as follows:

Grant Date:	[ ] (the “Grant Date”)

Baseline Number of Restricted Stock Units:	[ ] (the “Baseline Number of Restricted Stock Units”)

Maximum Number of Restricted Stock Units:	[ ] (the “Maximum Number of Restricted Stock Units”)

Performance Period:	[ ] through [ ] (subject to Section 4(c) of Appendix A) (the “Performance Period”).

Performance Matrix:	The number of Restricted Stock Units in which you may vest in accordance with the Vesting Schedule will depend upon the Company’s Stock Price Performance as compared to the Index Stock Price Performance for the Performance Period and will be determined in accordance with Section 1 of Appendix A.

Vesting Schedule:	[ ]

Your acceptance online indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in Appendix A and the Plan. For example, important additional information on vesting and forfeiture of the Restricted Stock Units is contained in Sections 3 through 5 and Section 7 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A AND THE PLAN, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS AWARD.

SOLTA MEDICAL, INC.	GRANTEE

Signature	Signature

Print Name	Print Name

Title

1

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

(MARKET STOCK UNITS)

Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan.

1. Grant.

(a) The Company hereby grants to the Grantee under the Plan an award of the Baseline Number of Restricted Stock Units set forth on the Notice of Grant, subject to adjustment for performance and vesting requirements in accordance with the Notice of Grant and this Appendix A and all of the terms and conditions in this Agreement and the Plan. For each Restricted Stock Unit that vests, the Grantee will be entitled to receive one (1) share of the Company’s Common Stock (a “Share”) (subject to automatic adjustment for stock splits, combinations and other adjustments contemplated in the Plan).

(b) The number of Restricted Stock Units in which the Grantee may vest in accordance with the Vesting Schedule will depend upon the Company’s Stock Price Performance as compared to the Index Stock Price Performance for the Performance Period and will be determined following the end of the Performance Period as follows:

(i) Performance Calculation.

(a) The “Company’s Stock Price Performance” means the percentage increase or decrease in (i) the average closing price per Share for the last [    ] market trading days in the Performance Period, over (ii) $    , representing the average closing price per Share of the Company’s Common Stock for the [    ] market trading day period ending on the day prior to the beginning of the Performance Period. The Share price shall also be adjusted to reflect the reinvestment of any dividends issued by the Company during the Performance Period.

(b) The “Index Stock Price Performance” means the percentage increase or decrease in the              Index (or any successor index) for (i) the last [    ] market trading days in the Performance Period, over (ii)     , representing the average daily close of the index for the [    ] market trading day period ending on the day prior to the beginning of the Performance Period.

(c) The Company’s Stock Price Performance will be compared against the Index Stock Price Performance (each expressed as a growth rate percentage as of the beginning of the Performance Period) to result in the positive or negative growth rate difference (the “Growth Rate Delta”) equal to the Company’s Stock Price Performance minus the Index Stock Price Performance.

(ii) RSU Calculation.

(a) If the Growth Rate Delta is equal to zero percent (0%), the number of Restricted Stock Units that will be eligible to vest (the “Calculated RSUs”) will equal the Baseline Number of Restricted Stock Units; and

(b) If the Growth Rate Delta is greater or less than zero percent (0%), the number of Restricted Stock Units that will be Calculated RSUs will be equal to: (i) the Baseline Number of Restricted Stock Units, multiplied by (ii) the sum of (A) 100% plus (B) [    ] times the Growth Rate Delta; provided, however, that in no event will more than the Maximum Number of Restricted Stock Units become Calculated RSUs or will the number of Calculated RSUs go below zero.

(iii) Examples (for illustration purposes only).

(a) Example #1: If the Growth Rate Delta was 20%, then [        ] of the Baseline Number of Restricted Stock Units would be Calculated RSUs.

(b) Example #2: If the Growth Rate Delta was -20%, then [        ] of the Baseline Number of Restricted Stock Units would be Calculated RSUs.

(c) When Shares are paid to the Grantee in payment for the Restricted Stock Units, par value ($.001 per share) will be deemed paid by the Grantee for each Restricted Stock Unit by services rendered by the Grantee, and will be subject to the appropriate tax withholdings in accordance with Section 8 below.

2. Company’s Obligation to Pay. Each Restricted Stock Unit has a value equal to the Fair Market Value of a Share on the date that the Restricted Stock Unit is granted. Unless and until the Restricted Stock Units have vested in the manner set forth in Sections 3 through 5, the Grantee will have no right to payment of such Restricted Stock Units. Prior to actual payment of Shares upon the vesting of any Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation. Payment of any vested Restricted Stock Units shall be made in whole Shares only and any fractional Shares will be forfeited at the time of payment.

3. Vesting Schedule/Period of Restriction. Except as provided in Sections 4 and 5 and subject to Section 7, the Restricted Stock Units awarded by this Agreement shall vest in accordance with the vesting provisions set forth on the Notice of Grant. Restricted Stock Units shall not vest in accordance with any of the provisions of this Agreement unless the Grantee shall have been continuously employed by the Company or by its Parent or other successor or a Subsidiary from the Grant Date through the dates the Restricted Stock Units are otherwise scheduled to vest.

4. Modifications to Vesting Schedule.

(a) Vesting upon Leave of Absence. In the event that the Grantee takes an authorized leave of absence (“LOA”), the Restricted Stock Units awarded by this Agreement that are eligible to be earned shall either: (i) not be affected, or (ii) shall be deferred for a period of time equal to the duration of such LOA, based on the Company’s LOA policy in effect at such time as determined by the Company in its sole discretion.

(b) Death or Disability of Grantee. In the event that the Grantee’s relationship with the Company or its Parent or other successor or a Subsidiary as a Service Provider is terminated prior to full vesting of the Restricted Stock Units due to his or her death or Disability, the unvested portion of the Restricted Stock Units subject to this Restricted Stock Unit Award shall be forfeited on the date of the Grantee’s death or Disability, unless otherwise determined by the Administrator.

(c) Change in Control. In the event of a Change in Control, the Performance Period shall be deemed to end upon the closing of the Change in Control for purposes of determining the Company’s Stock Price Performance and the Index Stock Price Performance and the number of Restricted Stock Units that are Calculated RSUs will be determined in accordance with the Performance Matrix and Section 1 of this Appendix A. For this determination, the price to be used in subsection (i) of the definition of Company Stock Price Performance will be the closing price per Share of the Company’s Common Stock on the market trading day preceding the consummation of the Change in Control and the value to be used in subsection (i) of the definition of Index Stock Price Performance shall be the close of the index on the market trading day preceding the consummation of the Change in Control. The Grantee shall vest in that percentage of the Calculated RSUs (determined as provided in the preceding sentences of this Section 4(c)) as is equal to (x) the number of days occurring from and including the first day of the Performance Period through the day of the consummation of the Change in Control, divided by the total number of days in the Performance Period had it not been deemed to end on the closing of the Change in Control. The Calculated RSUs that remain unvested shall continue to vest in accordance with the vesting provisions set forth on the Notice of Grant, with the Company or any successor to the Company following such Change in Control being regarded as a successor of the Company for such purpose, in each case unless vested earlier in accordance with the terms of this Award, Section 16(c) of the Plan, or any employment or other change in control agreement by and between the Company and the Grantee, and provided that the Grantee remains a Service Provider through the end of the Performance Period. In accordance with Section 1 of this Appendix A, the Administrator shall not be entitled to eliminate or reduce the number of Calculated RSUs determined in accordance with Section 1 of Appendix A following a Change in Control.

5. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units at any time, subject to the terms of the Plan. Such acceleration may result in tax or other consequences to the Grantee. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. If the Administrator, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units, the payment of such accelerated Restricted Stock Units nevertheless shall be made at the same time or times as if such Restricted Stock Units had vested in accordance with the vesting schedule set forth on the Notice of Grant and Section 1 or Section 4 of this Agreement, as applicable, or as otherwise provided herein (whether or not the Grantee remains employed by the Company or by one of its Subsidiaries as of such date(s)). The Grantee is hereby advised to consult with the Grantee’s own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

6. Payment after Vesting. Any Restricted Stock Units that vest in accordance with this Agreement will be settled and paid to the Grantee (or in the event of the Grantee’s death, to his or her estate) as soon as practicable following the vesting of such Restricted Stock Unit, subject to Sections 8 and 20, but no later than sixty (60) days following the date of such vesting.

7. Forfeiture. Except as set forth in Sections 4 or 5 or any employment or other change in control agreement by and between the Company and the Grantee, the balance of the Restricted Stock Units that have not vested pursuant to Sections 3 through 5 at the time of the termination of the Grantee’s status as a Service Provider for any or no reason will be forfeited.

8. Withholding of Taxes.

(a) General. Regardless of any action the Company and/or the Grantee’s employer (the “Employer”) take with respect to any or all income tax (including U.S. federal, state, local and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholdings (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Grantee is and remains the Grantee’s responsibility and that the Company and/or the Employer (i) make no guarantees or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the grant of the Restricted Stock Units, the vesting of the Restricted Stock Units, the delivery of Shares, the subsequent sale of any Shares received at vesting and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the award to reduce or eliminate the Grantee’s liability for Tax-Related Items.

(b) Payment of Tax-Related Items. The Grantee authorizes the Company and/or the Employer, at its discretion, to satisfy the obligations with regard to all Tax-Related Items by automatically withholding a portion of the Shares issued as payment for vested Restricted Stock Units that have an aggregate market value sufficient to pay all Tax-Related Items required to be withheld by the Company and/or the Employer with respect to the vesting of the Restricted Stock Units and issuance of the Shares, unless the Company, in its sole discretion, either requires or otherwise permits the Grantee to make alternate arrangements satisfactory to the Company for such withholdings in advance of, or concurrently with, the arising of any withholding obligations. The number of Shares withheld pursuant to the prior sentence will be rounded up to the nearest whole Share, with no refund for any value of the Shares withheld in excess of the tax obligation as a result of such rounding.

If the obligation of Tax-Related Items is satisfied by reducing the number of Shares delivered as described herein, the Grantee is deemed to have been issued the full number of Shares subject to the award of Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the award.

If the foregoing method of withholding is prohibited or insufficient to satisfy all Tax-Related Items required to be withheld by the Company and/or the Employer with respect to the vesting of the Restricted Stock Units and issuance of the Shares or if the Company, in its discretion, determines not to apply the foregoing method of withholding, then the Grantee hereby authorizes the Company and/or the Employer to satisfy such obligations by one or a combination of the following: (i) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer, to the maximum extent permitted by law; or (ii) selling the applicable number of Shares or arranging for the sale of the applicable number of Shares (in either case on the Grantee’s behalf and at the Grantee’s discretion pursuant to this authorization) issued in settlement of vested Restricted Stock Units and retaining the requisite proceeds from such sale.

Finally, the Grantee shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver to the Grantee any Shares pursuant to the award if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items, as described in this Section 8.

9. Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Grantee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

10. No Effect on Employment. Subject to any employment contract with the Grantee, the terms of such employment will be determined from time to time by the Company, or the Subsidiary employing the Grantee, as the case may be, and the Company, or the Subsidiary employing the Grantee, as the case may be, will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Grantee at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder and the vesting schedule set forth on the first page of this Agreement do not constitute an express or implied promise of continued employment for any period of time. A leave of absence or an interruption in service (including an interruption during military service) authorized or acknowledged by the Company or the Subsidiary employing the Grantee, as the case may be, shall not be deemed a termination of the Grantee’s relationship with the Company or its Subsidiary as a Service Provider for the purposes of this Agreement.

11. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of Stock Administrator, at 25881 Industrial Boulevard, Hayward, California 94545 or at such other address as the Company may hereafter designate in writing.

12. Grant is Not Transferable. Except to the limited extent provided in this Agreement or the Plan, this grant of Restricted Stock Units and the rights and privileges conferred hereby will not be sold, pledged, assigned, hypothecated, transferred or disposed of any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process, until the Grantee has been issued Shares in payment of the Restricted Stock Units. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void. Notwithstanding the foregoing, Grantee may, in a manner and in accordance with terms specified by the Administrator, transfer these Restricted Stock Units to Grantee’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights.

13. Restrictions on Sale of Securities. A Grantee’s subsequent sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any U.S. securities laws or other Applicable Laws.

14. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15. Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal or non-U.S. law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal or non-U.S. governmental agency, which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the Vesting Date of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience.

16. Plan Governs. This Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

17. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon the Grantee, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

18. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

19. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

20. Modifications to the Agreement. This Agreement, including Appendix A, together with the Plan, constitutes the entire understanding of the parties on the subjects covered, subject to any applicable pre-existing agreement or agreement entered into after the date hereof relating to full or partial acceleration of vesting in the event of a change of control of the Company (or similar event). The Grantee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein or expressly contemplated above. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Grantee, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this award of Restricted Stock Units. Notwithstanding the foregoing, if required by Section 409A of the Code, no Restricted Stock Units will be paid to the Grantee (or in the event of the Grantee’s death, to his or her estate) earlier than six (6) months and one (1) day following the date of the termination of the Grantee’s relationship with the Company as a Service Provider, subject to Section 9.

21. Amendment, Suspension or Termination of the Plan. By accepting this Restricted Stock Unit Award, the Grantee expressly warrants that he or she has received a right to receive stock under the Plan, and has received, read and understood a description of the Plan. The Grantee understands that the Plan is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, except as otherwise provided in the Plan and/or the Agreement.

22. Labor Law and Nature of Grant. In accepting the award of Restricted Stock Units, the Grantee acknowledges that:

(a) the Plan is established voluntarily by the Company;

(b) the award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been awarded repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) the Grantee’s participation in the Plan is voluntary;

(e) the award is an extraordinary item that is outside the scope of the Grantee’s employment or service contract, if any;

(f) the award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) in the event that the Grantee is not an employee of the Company, the award will not be interpreted to form an employment or service contract or relationship with the Company; and, furthermore, the award will not be interpreted to form an employment or service contract or relationship with the Employer or any Parent or other successor or a Subsidiary of the Company;

(h) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(i) the Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the acquisition or sale of Shares; and

(j) the Grantee is hereby advised to consult with the Grantee’s own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

23. Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in the Notice of Grant and this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

The Grantee understands that Data will be transferred to              or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Grantee understands the recipients of Data may be located in the Grantee’s country, in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the Company,              and any other potential recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

24. Notice of Governing Law. This award of Restricted Stock Units shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the award of Restricted Stock Units, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted on in the courts of Santa Clara County, California or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

25. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means, or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.